Exhibit 99.1

root9B Moves to #1 on the Cybersecurity 500 List for 2016

PR Newswire

COLORADO SPRINGS, Colo., Jan. 19, 2016

COLORADO SPRINGS, Colo., Jan. 19, 2016 /PRNewswire/ -- root9B, a root9B Technologies Company (OTCQB: RTNB) and leading provider of advanced cybersecurity services and training for corporate and government clients, has moved to the Number One position on the Cybersecurity 500 ranking of the world's hottest and most innovative cybersecurity companies for 2016. The Cybersecurity 500 is a global compilation of leading companies who provide cybersecurity solutions and services.

"In 2016, we are placing a greater emphasis on 'pure play' cybersecurity firms that focus mainly on advisory, consulting, specialized staffing, and support services," said Steve Morgan, Founder and CEO at Cybersecurity Ventures and Editor-In-Chief of the Cybersecurity 500. "root9B brings a rare combination of extensive real-world cyber defense experience, senior level cyber experts with backgrounds protecting U.S. federal agencies and commercial enterprises, deep subject matter expertise in the most important cybersecurity disciplines, a local presence in key U.S. regions with plans and the financial ability to expand into other regions, international exposure, and their own state-of-the-art adversary pursuit center. They have a very well thought out model for proactively hunting down and stopping network intruders for their clients."

Cybersecurity Ventures also releases a Cybersecurity Market Report that consolidates estimates by IT research firms and analysts. The latest report finds that the cybersecurity industry is expected to grow from $77 billion in 2015 to more than $170 billion in 2020.

root9B has extensive experience in supporting government agencies, universities and publicly-traded and private companies in the financial services, retail, health care and energy industries. The company is led by former Department of Defense and U.S. Intelligence Community cyber executives and operators who have spent decades defending critical networks from the world's most dangerous adversaries.

Since making its Cybersecurity 500 debut at #216 in April of 2015, root9B has had several significant developments, among them:

●	Signed a Collaborative Research and Development Agreement (CRADA) with the Department of Homeland Security (DHS). Under this agreement, root9B will work with DHS to improve the nation's overall computer network defense posture focused primarily on cyber defense of the Nation's critical infrastructure;
●	Initiated cybersecurity operations at its state-of-the-art Adversary Pursuit Center (APC), which serves as the nerve center of root9B's manned cyber security HUNT operations;
●	Was awarded a three-year contract with the University of Washington to provide a wide range of cybersecurity services; including UW Medicine, UW Bothell and UW Tacoma.

"root9B is both proud and humbled to be recognized as the Cybersecurity 500's top cyber firm," said Eric Hipkins, Chief Executive Officer of root9B. "Steve Morgan and Cybersecurity Ventures are widely followed by our industry and by Wall Street, this is truly an honor."

About root9B
Based in Colorado Springs, CO, root9B is a leading provider of advanced cybersecurity services and training for commercial and government clients. Combining cutting-edge technology, tactics development, specialty tools, and deep mission experience, root9B personnel leverage their extensive backgrounds in the U.S. Intelligence Community to conduct advanced vulnerability analysis, penetration testing, digital forensics, incident response, industrial control system (ICS) security, and active adversary pursuit (HUNT) engagements on networks worldwide. For more information, visit www.root9B.com.

About root9B Technologies, Inc.
root9B Technologies (OTCQB: RTNB) is a leading provider of Cybersecurity and Regulatory Risk Mitigation Services. Through its wholly owned subsidiaries root9B and IPSA International, root9B Technologies delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state and government agencies. For more information, visit www.root9btechnologies.com.

Media Contact:	Investors:
Andrew Hoffman	Devin Sullivan
Zito Partners	The Equity Group Inc.
908-546-7447	212-836-9608
andrew@zitopartners.com	dsullivan@equityny.com

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SOURCE root9B